Axos Financial, Inc. Announces Record Net Income of $240.7 million for Fiscal 2022
Net Interest Margin Expanded by 21 Basis Points to 4.13% in Fiscal 2022

LAS VEGAS, NV – (BUSINESS WIRE) – August 4, 2022 – Axos Financial, Inc. (NYSE: AX) (“Axos”), parent company of Axos Bank (the “Bank”), today announced unaudited financial results for the fourth fiscal quarter and full fiscal year ended June 30, 2022. Net income for the quarter was $57.9 million, an increase of 6.7% over net income of $54.3 million for the quarter ended June 30, 2021. Earnings per diluted share for the quarter were $0.96, an increase of $0.06, or 6.7%, as compared to earnings per diluted share of $0.90 for the quarter ended June 30, 2021.
Adjusted earnings and adjusted earnings per diluted common share (“Adjusted EPS”), non-GAAP measures, which exclude non-cash amortization expenses and other non-recurring costs, increased 21.2% to $67.6 million and 21.7% to $1.12, respectively, for the quarter ended June 30, 2022 compared to $55.8 million and $0.92, respectively, for the quarter ended June 30, 2021.
Fourth Quarter Fiscal 2022 Financial Summary:

	Three Months Ended June 30,
(Dollars in thousands, except per share data)	2022	2021	% Change
Net interest income	$165,410	$141,654	16.8%
Non-interest income	$27,100	$16,801	61.3%
Net income	$57,896	$54,255	6.7%
Adjusted Earnings (Non-GAAP)[1]	$67,616	$55,811	21.2%
Net income attributable to common stockholders	$57,896	$54,255	6.7%
Diluted EPS	$0.96	$0.90	6.7%
Adjusted EPS (Non-GAAP)[1]	$1.12	$0.92	21.7%

1 See “Use of Non-GAAP Financial Measures” for a reconciliation to the applicable GAAP measures
For the fiscal year ended June 30, 2022, net income was a record $240.7 million, an increase of 11.6% over net income of $215.7 million for the year ended June 30, 2021. Earnings per diluted share was $3.97, an increase of $0.41, or 11.5%, as compared to earnings per diluted share of $3.56 for the year ended June 30, 2021.

“We generated record loan growth of $1 billion while increasing our net interest margin by 17 basis points linked quarter to 4.19%,” stated Greg Garrabrants, President and Chief Executive Officer of Axos. “Strong growth in deposits from Axos Securities contributed to our non-interest bearing deposits increasing by $899 million to over $5 billion at June 30, 2022. Our strong loan growth outlook and the diversity of our core funding gives us confidence that our fiscal year 2023 net interest margin will be at or above the high end of our long-term target of 3.80% to 4.00%.”

“Record loan originations and the growth in the net interest margin resulted in a 10.6% linked quarter increase in our net interest income,” stated Derrick Walsh, Chief Financial Officer of Axos. “Our credit quality remains good, with 2 basis points of net annualized charge-offs to average loans and a 19 basis point sequential decline in our non-performing assets to total assets ratio. Excluding an $11.0 million charge primarily for the one-time resolution of a contractual claim, our efficiency ratio for the Banking Business Segment would have been 40.6%. We will continue to invest in our businesses while maintaining a best-in-class operating efficiency at Axos Bank.”

Other Highlights:
•Net loans, driven by commercial growth, increased $1.0 billion, or 30.4% annualized, between March 31, 2022 and June 30, 2022
•Deposits increased $1.2 billion, or 38% annualized, between March 31, 2022 and June 30, 2022
•Net interest margin was 4.19% for the three months ended June 30, 2022, up 27 basis points from 3.92% for the three months ended June 30, 2021
•Percentage of non-performing loans relative to total loans was 0.83% at June 30, 2022, down from 1.05% at March 31, 2022
•Book value increased to $27.48 per share, up 16.3% compared to June 30, 2021
•Earnings per diluted share outstanding were $0.96 for the three months ended June 30, 2022, up 6.7% from $0.90 in the corresponding period a year ago
•Adjusted EPS was $1.12 for the three months ended June 30, 2022, up 21.7% year-over-year
Fourth Quarter Fiscal 2022 Income Statement Summary
Net income was $57.9 million and diluted earnings per share was $0.96 for the three months ended June 30, 2022 compared to net income of $54.3 million and diluted earnings per share of $0.90 for the three months ended June 30, 2021. Net interest income increased to $165.4 million, up 16.8% for the three months ended June 30, 2022 compared to the three months ended June 30, 2021, primarily due to an increase in average earning assets, and an increase in non-interest bearing demand deposits.
The provision for credit losses was $6.0 million for the three months ended June 30, 2022 compared to $1.3 million for the three months ended June 30, 2021, primarily due to growth in the loan portfolio.
Non-interest income increased to $27.1 million, up 61.3%, for the three months ended June 30, 2022 from $16.8 million for the three months ended June 30, 2021. The net increase was primarily due to a $6.7 million increase in broker-dealer fee income driven by custody and mutual fund fees earned by the AAS division during fiscal 2022, $1.5 million increase in banking and service fees, $1.4 million increase in prepayment penalty fee income and $0.5 million increase in mortgage banking income.
Non-interest expense, comprised of various operating expenses, increased 28.0% to $104.8 million for the three months ended June 30, 2022 from $81.9 million for the three months ended June 30, 2021. The net increase was primarily driven by an increase of $11.7 million in general and administrative expenses, for an $11.0 million charge due largely to a one-time resolution of a contractual claim. We also had increases in salaries and benefits of $6.3 million and professional services of $2.7 million, largely resulting from growth at the Bank as well as the addition of AAS operations. Federal Deposit Insurance Corporation and regulatory fees increased by $1.8 million, due to growth at the Bank and increased assessment rates.
Our effective tax rate was 29.15% for the three months ended June 30, 2022 compared to 27.99% for the three months ended June 30, 2021. The lower tax rate for the three months ended June 30, 2021, was primarily due to tax benefits from stock compensation during the quarter ended June 30, 2021.

Full Year Fiscal 2022 Highlights
•Net income reached a record $240.7 million, an increase of 11.6% compared to the fiscal year ended June 30, 2021
•Earnings per diluted share outstanding were $3.97, up 11.5% from $3.56 in the fiscal year ended June 30, 2021
•Loan originations for investment for the fiscal year ended June 30, 2021 were $10.4 billion, up 60.18% compared to the fiscal year ended June 30, 2021
•Net interest margin for the Banking Business segment increased to 4.36% for the fiscal year ended June 30, 2022 compared to 4.11% for the fiscal year ended June 30, 2021
•Efficiency for the Banking Business segment was 41.61% for the fiscal year ended June 30, 2022 compared to 41.95% for the fiscal year ended June 30, 2021
•Return on average assets remained strong at 1.57% for the fiscal year ended June 30, 2022
Balance Sheet Summary
Axos’ total assets increased $3.2 billion or 22.4% to $17.5 billion at June 30, 2022 from June 30, 2021, primarily due to an increase of $2.7 billion in loans held for investment and an increase of $0.5 billion in total cash held. Total liabilities increased $2.9 billion to $15.8 billion at June 30, 2022 from June 30, 2021, primarily due to an increase of $3.1 billion in deposits. Stockholders’ equity increased by $242.0 million, or 17.3%, to $1.6 billion at June 30, 2022 from $1.4 billion at June 30, 2021. The increase was primarily the result of net income of $240.7 million.
The Bank’s Tier 1 core capital to adjusted average assets ratio was 10.65% at June 30, 2022 compared to 9.45% at June 30, 2021.
Conference Call
A conference call and webcast will be held on Thursday, August 4, 2022 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 888-645-4404. The conference call will be webcast live and may be accessed at Axos’ website, http://www.axosfinancial.com. For those unable to listen to the live broadcast, a replay will be available until September 4, 2022, at the Axos Financial website and telephonically by dialing toll-free number 877-660-6853, passcode 13731605.
About Axos Financial, Inc. and subsidiaries
The condensed consolidated financial statements include the accounts of Axos Financial, Inc. (“Axos”) and its wholly owned subsidiaries, Axos Bank (the “Bank”) and Axos Nevada Holding, LLC (“Axos Nevada Holding” and collectively, the “Company”). Axos Nevada Holding wholly owns its subsidiary Axos Securities, LLC, which wholly owns subsidiaries Axos Clearing LLC, a clearing broker-dealer, Axos Invest, Inc., a registered investment advisor, and Axos Invest LLC, an introducing broker-dealer. With approximately $17.5 billion in assets, Axos Financial, Inc., through Axos Bank, provides consumer and business banking products through its low-cost distribution channels and affinity partners. Axos Clearing LLC (including its business division AAS), with approximately $32 billion of assets under custody and/or administration, and Axos Invest, Inc., provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents, and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index, the S&P SmallCap 600® Index, the KBW Nasdaq Financial Technology Index, and the Travillian Tech-Forward Bank Index. For more information on Axos Financial, Inc., please visit investors.axosfinancial.com.
SEGMENT REPORTING
The Company operates through two segments: Banking Business and Securities Business. In order to reconcile the two segments to the consolidated totals, the Company includes parent-only activities and intercompany eliminations.

The following tables present the operating results of the segments and reconciliations:

	For the Three Months Ended June 30, 2022
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$165,504	$3,509	$(3,603)	$165,410
Provision for loan losses	6,000	—	—	6,000
Non-interest income	14,004	18,864	(5,768)	27,100
Non-interest expense	83,817	22,797	(1,821)	104,793
Income (Loss) before income taxes	$89,691	$(424)	$(7,550)	$81,717

	For the Three Months Ended June 30, 2021
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$137,493	$5,744	$(1,583)	$141,654
Provision for loan losses	1,250	—	—	1,250
Non-interest income	10,442	6,902	(543)	16,801
Non-interest expense	66,863	12,149	2,848	81,860
Income (Loss) before income taxes	$79,822	$497	$(4,974)	$75,345

	Twelve Months Ended June 30, 2022
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$597,833	$17,580	$(8,255)	$607,158
Provision for loan losses	18,500	—	—	18,500
Non-interest income	60,881	64,069	(11,587)	113,363
Non-interest expense	274,079	84,014	3,969	362,062
Income (Loss) before income taxes	$366,135	$(2,365)	$(23,811)	$339,959

	Twelve Months Ended June 30, 2021
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$527,760	$18,746	$(7,764)	$538,742
Provision for loan losses	23,750	—	—	23,750
Non-interest income	79,150	27,627	(1,516)	105,261
Non-interest expense	254,596	48,095	11,819	314,510
Income (Loss) before income taxes	$328,564	$(1,722)	$(21,099)	$305,743

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this release includes non-GAAP financial measures such as adjusted earnings, adjusted earnings per diluted common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, may not be comparable to similarly titled measures used by other companies and are not audited. Readers should be aware of these limitations and should be cautious as to their reliance on such measures. Although we believe the non-GAAP financial measures disclosed in this release enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
We define “adjusted earnings”, a non-GAAP financial measure, as net income without the after-tax impact of non-recurring acquisition-related costs and other costs (unusual or non-recurring charges). Adjusted earnings per diluted common share (“adjusted EPS”), a non-GAAP financial measure, is calculated by dividing non-GAAP adjusted earnings by the average number of diluted common shares outstanding during the period. We believe the non-GAAP measures of adjusted earnings and adjusted EPS provide useful information about the Company’s operating performance. We believe excluding the non-recurring acquisition related costs and other costs (unusual or non-recurring) provides investors with an alternative understanding of Axos’ core business.
Below is a reconciliation of net income, the nearest comparable GAAP measure, to adjusted earnings and adjusted EPS (Non-GAAP) for the periods shown:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2022	2021	2022	2021
Net income	$57,896	$54,255	$240,716	$215,707
Acquisition-related costs	2,745	2,161	11,355	9,826
Other costs	10,975	—	10,975	—
Income taxes	(4,000)	(605)	(6,519)	(2,894)
Adjusted earnings (Non-GAAP)	$67,616	$55,811	$256,527	$222,639
Adjusted EPS (Non-GAAP)	$1.12	$0.92	$4.23	$3.68

We define “tangible book value”, a non-GAAP financial measure, as book value adjusted for goodwill and other intangible assets. Tangible book value is calculated using common stockholders’ equity minus mortgage servicing rights, goodwill and other intangible assets. Tangible book value per common share, a non-GAAP financial measure, is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses.
Below is a reconciliation of total stockholders’ equity to tangible book value (Non-GAAP) as of the dates indicated:

	June 30,
(Dollars in thousands, except per share amounts)	2022	2021
Common stockholders’ equity	$1,642,973	$1,400,936
Less: mortgage servicing rights, carried at fair value	25,213	17,911
Less: goodwill and other intangible assets	156,405	115,972
Tangible common stockholders’ equity (Non-GAAP)	$1,461,355	$1,267,053
Common shares outstanding at end of period	59,777,949	59,317,944
Tangible book value per common share (Non-GAAP)	$24.45	$21.36

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance and asset quality, Axos’ ability to continue to grow profitably and increase its business, Axos’ ability to continue to diversify its lending and deposit franchises and the anticipated timing and financial performance of other offerings, initiatives, and acquisitions. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation uncertainties surrounding the severity, duration, and effects of the COVID-19 pandemic, Axos’ ability to successfully integrate acquisitions and realize the anticipated benefits of the transactions, changes in the interest rate environment, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate, risks associated with credit quality, the outcome and effects of litigation filed against the Company and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axos undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
SVP, Corporate Development & Investor Relations
(858) 649-2218
jlai@axosfinancial.com

The following tables set forth certain selected financial data concerning the periods indicated:
AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

(Dollars in thousands)	June 30, 2022	June 30, 2021	June 30, 2020
Selected Balance Sheet Data:
Total assets	$17,455,605	$14,265,565	$13,851,900
Loans—net of allowance for credit losses	14,091,061	11,414,814	10,631,349
Loans held for sale, carried at fair value	4,973	29,768	51,995
Loans held for sale, lower of cost or fair value	10,938	12,294	44,565
Allowance for credit losses - loans	148,617	132,958	75,807
Securities—trading	1,758	1,983	105
Securities—available-for-sale	262,518	187,335	187,627
Securities borrowed	338,980	619,088	222,368
Customer, broker-dealer and clearing receivables	471,857	369,815	220,266
Total deposits	13,946,422	10,815,797	11,336,694
Advances from the FHLB	117,500	353,500	242,500
Borrowings, subordinated notes and debentures	445,244	221,358	235,789
Securities loaned	474,400	728,988	255,945
Customer, broker-dealer and clearing payables	566,094	535,425	347,614
Total stockholders’ equity	1,642,973	1,400,936	1,230,846

Capital Ratios:
Equity to assets at end of period	9.41%	9.82%	8.89%
Axos Financial, Inc.:
Tier 1 leverage (core) capital to adjusted average assets	9.24%	8.82%	8.97%
Common equity tier 1 capital (to risk-weighted assets)	9.82%	11.36%	11.22%
Tier 1 capital (to risk-weighted assets)	9.82%	11.36%	11.27%
Total capital (to risk-weighted assets)	12.68%	13.78%	12.64%
Axos Bank:
Tier 1 leverage (core) capital to adjusted average assets	10.65%	9.45%	9.25%
Common equity tier 1 capital (to risk-weighted assets)	11.24%	12.28%	11.79%
Tier 1 capital (to risk-weighted assets)	11.24%	12.28%	11.79%
Total capital (to risk-weighted assets)	12.01%	13.21%	12.62%
Axos Clearing, LLC:
Net capital	$38,915	$35,950	$34,022
Excess capital	$32,665	$27,904	$29,450
Net capital as a percentage of aggregate debit items	12.45%	8.94%	14.88%
Net capital in excess of 5% aggregate debit items	$23,290	$15,836	$22,593

AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Fiscal year ending
	June 30,		June 30,
(Dollars in thousands, except per share data)	2022	2021	2022	2021
Selected Income Statement Data:
Interest and dividend income	$184,161	$156,921	$659,728	$617,863
Interest expense	18,751	15,267	52,570	79,121
Net interest income	165,410	141,654	607,158	538,742
Provision for credit losses	6,000	1,250	18,500	23,750
Net interest income after provision for loan losses	159,410	140,404	588,658	514,992
Non-interest income	27,100	16,801	113,363	105,261
Non-interest expense	104,793	81,860	362,062	314,510
Income before income tax expense	81,717	75,345	339,959	305,743
Income tax expense	23,821	21,090	99,243	90,036
Net income	$57,896	$54,255	$240,716	$215,707
Net income attributable to common stock	$57,896	$54,255	$240,716	$215,518

Per Share Data:
Net income:
Basic	$0.97	$0.92	$4.04	$3.64
Diluted	$0.96	$0.90	$3.97	$3.56
Adjusted earnings (Non-GAAP)	$1.12	$0.92	$4.23	$3.68
Book value	$27.48	$23.62	$27.48	$23.62
Tangible book value (Non-GAAP)	$24.45	$21.36	$24.45	$21.36

Weighted average number of shares outstanding:
Basic	59,665,041	59,241,753	59,523,626	59,229,495
Diluted	60,508,304	60,546,574	60,610,954	60,519,611
Common shares outstanding at end of period	59,777,949	59,317,944	59,777,949	59,317,944
Common shares issued at end of period	68,859,722	68,069,321	68,859,722	68,069,321

Performance Ratios and Other Data:
Loan originations for investment	$3,152,064	$2,041,324	$10,366,796	$6,471,864
Loan originations for sale	$86,873	$259,017	$656,487	$1,608,700
Return on average assets	1.40%	1.46%	1.57%	1.52%
Return on average common stockholders’ equity	14.13%	15.56%	15.61%	16.51%
Interest rate spread[1]	3.86%	3.73%	3.91%	3.70%
Net interest margin[2]	4.19%	3.92%	4.13%	3.92%
Net interest margin[2] - Banking Business Segment only	4.45%	4.16%	4.36%	4.11%
Efficiency ratio[3]	54.44%	51.66%	50.25%	48.84%
Efficiency ratio[3] - Banking Business Segment only	46.69%	45.20%	41.61%	41.95%

Asset Quality Ratios:
Net annualized charge-offs to average loans	0.02%	0.22%	0.02%	0.12%
Non-performing loans to total loans	0.83%	1.26%	0.83%	1.26%
Non-performing assets to total assets	0.68%	1.07%	0.68%	1.07%
Allowance for credit losses to total loans held for investment at end of period	1.04%	1.15%	1.04%	1.15%
Allowance for credit losses to non-performing loans	125.74%	91.57%	125.74%	91.57%
1.     Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities
2.    Net interest margin represents annualized net interest income as a percentage of average interest-earning assets
3. Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.